                                EXHIBIT 10.57

                       AGREEMENT DATED AUGUST 13, 1996
                          BY AND BETWEEN THE COMPANY
                         AND AT&T CAPITAL CORPORATION




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                                    Exhibit
                                     10.57
                                     =====

                                                    [LOGO]  AT&T
                                                            CAPITAL CORPORATION
        -----------------------------------------------------------------------
        STEPHAN M. TAFT                                    44 Whippany Road
        Director Credit Operations                         Morristown, NJ 07962
                                                           201 397-4098
                                August 13, 1996            FAX 201 397-4375

Mr. Greg Azcuy
ECCS, Inc.
One Sheila Drive, Building GA
Tinton Falls, NJ 07724

        Re:  Approval of Line of Credit with AT&T Commercial Finance
             Corporation

Dear Mr. Azcuy,

AT&T Commercial Finance Corporation ("AT&T-CFC") is pleased to advise you of our commitment to offer ECCS, Inc. (the "Borrower") a line of credit in an amount not to exceed $2,000,000.00 (the "Line of Credit"). This commitment is made subject to the following terms and conditions:

1.      Amount of Line of Credit
        ------------------------

        The Line of Credit shall be in a MAXIMUM amount of $2,000,000.00. AT&T-CFC may from time to time finance sums above the committed line at its sole discretion. Further, any such additional advances are not intended to be and should not be construed as a permanent commitment above the approved line and are subject to immediate repayment, at our sole option, upon notice by AT&T-CFC. There shall be no minimum extension of credit required of AT&T-CFC under this commitment. All extensions of credit shall be made in the sole and complete discretion of AT&T-CFC. The outstanding balance under the Line of Credit shall be computed by adding the principal outstanding amount and the amount of unpurchased approvals.

2.      Duration of Line of Credit
        --------------------------

        The term of the Line of Credit shall commence on July 1, 1996, and shall continue until May 1, 1997 at which time the Line of Credit shall terminate and expire. AT&T-CFC will annually review the line for renewal based on our receipt and satisfactory review of your next fiscal year end, at our sole option, AT&T-CFC may. In its sole and absolute discretion, extend the Line of Credit for such additional periods of time and under such terms and conditions as AT&T-CFC determines to be appropriate. No advances will be made by AT&T-CFC until AT&T-CFC actually receives executed copies of any and all documentation required by AT&T-CFC.

3.      Early Termination
        -----------------

        The Line of Credit may be terminated by AT&T-CFC at any time prior to May 1, 1997, If:

        a) The Borrower fails to execute and/or deliver any and all financing documents required by AT&T-CFC, which financing documents shall include, but shall not be limited to, an Agreement for Wholesale Financing.

        b) The Borrower in breach of any of the provisions of any of the financing documents required by AT&T-CFC or is in default under any such document.
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        c)  The Borrower fails to provide in form and substance satisfactory to
AT&T-CFC, at its sole discretion, quarterly interim financial statements within 60 days of closing, annual financial statements within 90 days of closing along with Inventory an Accounts Receivable aging reports for each Interim and annual reporting period.

        d) There has occurred any adverse change in the financial condition of business prospects of the Borrower or any guarantor of the Borrower's indebtedness to AT&T-CFC or if AT&T-CFC shall learn of any misrepresentation or omission of a fact or circumstance by the Borrower (or any guarantor of the Borrower's indebtedness to AT&T-CFC) or if AT&T-CFC shall learn of any misrepresentation or omission of a fact or circumstance by the Borrower (or any guarantor) that AT&T-CFC deems to be material. The Borrower and all guarantors shall be obligated to notify AT&T-CFC in writing of any change in either of their financial condition, structure, ownership, or business prospects.

4.      Prior Agreements

        This letter shall replace and supersede all prior commitment letters from AT&T-CFC to Borrower, including without limitation, that certain commitment letter dated May 6, 1996.

5.      No Assignment
        -------------

        This commitment may not be assigned by the Borrower without the prior written consent of AT&T-CFC, which consent shall be granted or withheld in the sole and absolute discretion of AT&T-CFC.

        We look forward to working with you.

                                            Very truly yours,

                                            AT&T Commercial Finance Corporation

                                            BY:         /s/
                                               --------------------------------
                                                        (Name)

                                                        /s/
                                               --------------------------------
                                                        (Title)
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Schedule of Additional covenant(s)

        Terms defined in the Agreement for wholesale financing between AT&T and Dealer (the "Agreement") and not otherwise defined herein have those meanings assigned to them in the Agreement. Notwithstanding anything contained in the Agreement or otherwise to the contrary, Dealer hereby covenants and agrees that at all times Dealer will maintain on its premises or otherwise in its possession, or under its custody or control, Inventory And Accounts Receivable subject to the first lien of AT&T having an actual value from time to time equal to at least one hundred fifty percent (150%) of the Indebtedness outstanding from time to time. For the purpose of this Schedule, the term Accounts Receivable shall mean 85% of Dealer's accounts receivable, not including those accounts receivable which have aged more than 90 days, Within fifteen (15) days after the end of each month, Dealer shall provide AT&T with evidence satisfactory to AT&T in all respects that dealer is in compliance with this covenant, and from time to time Dealer shall pay AT&T such amounts as are necessary to reduce the Indebtedness outstanding from time to time to an amount whereby Dealer shall be in compliance with this covenant at all times.

        Dealer shall, at all times, maintain Tangible Net worth, calculated according to GAAP, of at least $5,500,000.00. Dealer shall from time to time, or upon reasonable notice from AT&T, provide AT&T with satisfactory evidence of its compliance with this covenant.

        Without AT&T's prior written consent, Dealer shall not: 1) declare or pay any dividend, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding; ii) make any distribution of assets to its shareholders as such, whether in cash, assets or in obligations of Dealer, or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock: or iii) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock.


Date:  8/2/96

ECCS, Inc.

By:     /s/
   --------------

Title:   V.P. Finance & Administration
      ---------------------------------
One Sheila Drive, Building 6A
Tinton Falls, NJ  07724


AT&T COMMERCIAL FINANCE CORPORATION

By:    /s/
   ---------------------------

Title: VP Credit & Ops.
      ------------------------
44 Whippany road
Morristown, NJ  07962